SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2005

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31979	84-1460811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Walnut Street, Boulder, Colorado		80301
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:    (303) 381-6600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Lease Agreements. On August 5, 2005, Array BioPharma Inc. (the “Company”) entered into an Addendum #4 to Lease Agreement with Circle Capital Longmont LLC (the “Amendment”). The Amendment amends two existing Lease Agreements between the Company and Pratt Land Limited Liability Company, the predecessor in interest to Circle Capital Longmont LLC, dated February 28, 2000 and February 11, 2002 (the “Prior Lease Agreements”), for two buildings the Company occupies in Longmont, Colorado. The Company currently leases approximately 75,000 square feet under the Prior Leases.  The Amendment provides for monthly lease and annual increase as detailed in the following table:

Period	Monthly Base Rental	Sq. Ft. Rate

6/1/2005 – 5/31/2006	$60,000	$10.00

6/1/2006 – 5/31/2007	$61,800	$10.30

6/1/2007 – 5/31/2008	$63,660	$10.61

6/1/2008 – 5/31/2009	$65,580	$10.93

6/1/2009 – 5/31/2010	$67,560	$11.26

6/1/2010 – 5/31/2011	$69,540	$11.59

6/1/2011 – 5/31/2012	$71,640	$11.94

6/1/2012 – 5/31/2013	$73,800	$12.30

In addition, the Company is responsible for payment of certain costs and charges specified in the Amendment and the Prior Leases, including operating expenses, real estate taxes and utility expenses.

The Prior Lease Agreements previously expired on May 31, 2005 and March 31, 2008, respectively.  The Amendment extends the lease terms under the Prior Leases for both buildings to March 31, 2008.  On August 5, 2006, the March 31, 2008 terms will automatically extend to May 31, 2013, unless the landlord is unable to provide certain expansion space to the Company and the Company chooses to maintain the March 31, 2008 expiration date.  The Company also has options to extend the Prior Leases for three additional consecutive terms of five years each.

Under the Amendment, the Company has the option to expand its leased space by up to an additional 80,000 square feet of space in adjacent buildings.  In addition, the Company has the right to purchase each of the leased buildings, including the expansion space.

The press release announcing the Amendment is furnished as Exhibit 99.1 hereto and incorporated herein by reference. The Amendment will be filed with the Company’s next periodic report.

2006 Performance Bonus Program. On August 4, 2005, the Compensation Committee of the Board of Directors of the Company approved the performance bonus program for annual bonus awards that may be earned by employees of the Company, including the Company’s executive officers.  Under the bonus program, certain of the Company’s employees, including its executive officers, will be entitled to earn a bonus payable in cash, stock or stock option equivalents based upon the achievement of certain specified performance goals and objectives relating to the

Company and to each individual participant. To the extent the corporate and individual performance goals are met, each participant may be eligible to receive a target bonus calculated by multiplying the participant’s base salary by a percentage value later assigned to the participant or to his or her position with the Company by the Compensation Committee. A percentage of this target bonus amount may be awarded following the end of the fiscal year to the extent the Compensation Committee determines the corporate and individual performance goals are met.  The plan can be amended in whole or in part but the compensation committee at any time until paid.

The Compensation Committee established the specific performance goals for fiscal 2006 under the performance bonus program. The performance bonuses for 2006 will be based both on individual performance and on the Company’s performance relative to the following performance criteria: revenues, earnings per share, year-end cash, clinical development goals with respect to the Company’s proprietary drug programs, operational goals relating to staffing, and new collaborations and out-licensing transactions.

A description of the performance bonus program is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

2006 Base Salaries. The Compensation Committee also approved the base salaries for fiscal year 2006 for Robert E. Conway, Chief Executive Officer, Kevin Koch, Ph.D., President and Chief Science Officer, David L. Snitman, Ph.D., Chief Operating Officer and Vice President, Business Development, John R. Moore, Vice President and General Counsel, and R. Michael Carruthers, Chief Financial Officer, each of whom are named executive officers of the Company (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission), in the following amounts: $375,000, $320,000, $271,000, $234,000 and $215,000, respectively.

2005 Performance Bonus Awards. The Compensation Committee also approved annual performance bonuses awarded to the Company’s named executive officers for the fiscal year ended June 30, 2005. The bonus payments were based on the achievement of Company-wide goals relating to financial performance, clinical development of product candidates and success in entering into new collaborations, as well as individual performance. The bonuses awarded to Messrs. Conway, Koch, Snitman, Moore and Carruthers were $135,000, $98,000, $78,000, $66,600 and $55,500, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

The information relating to the Company’s obligations under the Amendment set forth in Item 1.01 is incorporated herein by this reference.

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits

Exhibit No.	Description
10.1	Description of performance bonus program
99.1	Press release dated August 5, 2005 entitled “Array BioPharma Amends Facility Lease.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRAY BIOPHARMA INC.

Date: August 9, 2005	By:	/s/ Robert E. Conway
Robert E. Conway
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Description of performance bonus program
99.1	Press release dated August 5, 2005 entitled “Array BioPharma Amends Facility Lease.”